CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 30, 2025, relating to the financial statements and financial highlights of Themes ETF Trust comprising Leverage Shares 2x Capped Accelerated COIN Monthly ETF, Leverage Shares 2x Capped Accelerated MSTR Monthly ETF, Leverage Shares 2x Capped Accelerated NVDA Monthly ETF, Leverage Shares 2x Capped Accelerated PLTR Monthly ETF, and Leverage Shares 2x Capped Accelerated TSLA Monthly ETF, which are included in Form N-CSR for the periods ended October 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
February 26, 2026